JNL Investors Series Trust 485BPOS

  Ex. 99.28(g)(2)(ii)

Amendment to Amended and Restated Master Custodian Agreement

This Amendment, effective as May 6, 2023, to the Amended and Restated Master Custodian Agreement dated as of December 1, 2022 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”), is by and among each management investment company and each Cayman Islands entity identified on Appendix A attached thereto (each such management investment company and each Cayman Islands entity made subject to the Agreement in accordance with Section 20.5 of the Agreement, shall hereinafter be referred to individually as a “Fund” and collectively as “Funds”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

Whereas, the Custodian and each Fund (the “Parties”) have entered into the Agreement by which the Custodian provides certain custodial services relating to securities and other assets of each Fund.

Whereas, each Fund segregates and separately manages certain of each respective Fund’s portfolio of assets (each in an account).

Whereas, the Parties have agreed to amend the Agreement to update Section 20.9, entitled “Notices,” to reflect an address change for State Street Bank and Trust Company.

Now, Therefore, in consideration of the promises and mutual covenants herein contained, the Parties hereto agree as follows:

1)	Section 20.9, entitled “Notices” shall be deleted and replaced, in its entirety, with the following:

“Section 20.9 Notices. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Agreement, be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Facsimile: 312-236-3911

To the Custodian:	State Street Bank and Trust Company
1 Iron Street, CCB 5
Boston, MA 02110
Attention: Scott Shirrell
Telephone: 617-662-0010
Facsimile: 617-537-4779

with a copy to:	State Street Bank and Trust Company
Legal Division – Institutional Services Americas
One Congress Street, Suite 1
Boston, MA 02114-2016
Attention: Senior Vice President and Senior Managing Counsel”

2)	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3)	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

[signature page immediately follows]

Information Classification: Limited Access

In Witness Whereof, the Parties hereto have caused this Amendment to be executed by their officers designated below, effective May 6, 2023.

JNL Series Trust, and JNL Investors Series Trust, each on behalf of its Portfolios listed on Appendix A of the Agreement JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and CEO

PPM Funds, on behalf of its Portfolios listed on Appendix A of the Agreement

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	PEO

State Street Bank and Trust Company

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director

Information Classification: Limited Access

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